Exhibit 10.1

Stark Consulting Group, Ltd.

PRIVATE

Mr. Charles Huffman

Chairman of the Board

Pelican National Bank

Dear Charles:

We appreciate the opportunity to propose to identify best practices / profit improvement opportunities and operating efficiencies for Pelican National Bank.  The purpose of this letter is to outline the objective and scope, approach, benefits, staffing, and timing and fees associated with our assistance.

OBJECTIVES AND SCOPE

The primary objectives of this project are to:

•      Measure and report earnings enhancement and expense reduction opportunities.

•      Review and evaluate selected activities performed and recommend operational methods and procedure improvements.

The scope of our review will focus on the following areas:

• Bookkeeping	• Proof
• Lending	• Finance/Accounting
• Cash and Float Management	• Teller Operations
• Loan Support	• Item Processing
• Customer Service	• Wire Transfer
• Staffing Models	• Incentive Compensation Plans
• Occupancy Costs	• Credit Administration Procedures
• Investment Portfolio Analysis	• Fixed Asset Review

APPROACH

Our approach to this project is outlined below:

•      Issue an announcement memorandum to officers and staff pertaining to the project.

•      Formulate the project work plan, including scheduling of time and dates and assignment of duties related to the review.

•      Compile and review business activity reports.

•      Commence the profit improvement review.

•     Cash Management as it pertains to outgoing cash letters, cash on hand, reserve requirements, and “due-from-bank” and “due-to-bank” accounts;

•      Item processing and float assignment;

•      Opportunities to reduce non-labor related non-interest expenses;

•      Opportunities to increase non-interest income;

•      Opportunities to increase interest income;

•      Opportunities to reduce interest expense;

•      Staff utilization analysis;

•     Structure and pricing of products and services in comparison to competition;

•      Application and collection fees and charges;

•      Operational and procedural issues; and,

•      Competitive, marketing, and cultural issues.

At the conclusion of the review, we will document our findings, recommendations, and benefits for each of the quantified improvement opportunities.  We will schedule weekly / monthly meetings with Bank Management / Board of Directors to relay our findings.  A listing of the unquantified improvement opportunities that are identified will also be provided.

All decisions regarding accepting or rejecting our recommendations will be made solely by the Bank Management and/or Board of Directors of Pelican National Bank.  We will not participate in the consideration of such recommendations and will not be present at the time of the vote regarding such recommendations.

BENEFITS

Our experience indicates that many positive benefits accrue to an organization, including:

•     Increased earning assets through improved cash management.

•     Increased earning assets through improved float management.

•     Increased interest income.

•     Reduced interest expense.

•     Reduced non-labor related non-interest expenses.

•     Improved interest and fee income as a result of updated pricing strategies.

•     Improved capture of fee income through new fee waiver monitoring.

•     Improved workflow as the result of operational improvements and procedural recommendations.

•     Improved information for managing the organization’s performance.

•     Improved marketing and customer service.

The annualized recurring benefits are frequently seven to ten times our professional fee.

STAFFING

So long as he is employed by Stark Consulting Group, Ltd., Doug Bass will be responsible for the day-to-day project management.  Experienced financial consultants from Stark Consulting Group, Ltd., will be assigned to specific portions of the project as appropriate.

TIMING AND FEES

Based on the work steps outlined, we estimate the duration of the project to be approximately four months from the day of formal acceptance of this engagement.  Our professional fees for this project will be 25% of the first year’s savings achieved as the result of an action plan agreed to by the Board based on recommendations made by Stark Consulting Group, Ltd., payable within five months after the end of such first year,, 20% of the first years savings, payable one year thereafter and 10% of the first years savings, payable two years thereafter.   Expenses for project related travel, report production, etc., are included in the professional fees.

If there is disagreement as to the amount of the first years savings achieved as the result of recommendations made by Stark Consulting Group, Ltd., then the amount of such savings shall be submitted to McGladrey and Pullen or such other accounting firm mutually selected by the parties (the “Arbitrators”) within 15 days after the first payment of fees was to be made.  Each party shall execute, if requested by the Arbitrators, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Arbitrators shall be pro rata as between the parties in proportion to the allocation of the dollar amount of the amounts remaining in dispute between parties made by the Arbitrators such that the prevailing Party shall pay the lesser proportion of such fees and expenses.  The Arbitrators shall act as an arbitrator to determine, based solely on the provisions of this letter and the presentations by the parties, and not by independent review.  The Arbitrators’ determination must be made within 15 days of their selection, must be set forth in a written statement delivered to the parties and shall be final, binding and conclusive on the parties.

This agreement may be terminated immediately by either party at any time or upon notice to the other party in the event that any regulatory authority objects in writing to this agreement or conditions the approval of the Agreement and Plan of Reorganization dated as of November 30, 2005 (“Merger Agreement”) among Stark Bank Group, Ltd., SBG II, Ltd. and Pelican Financial, Inc. on the termination of this agreement

We are pleased with opportunity to be of service to Pelican National Bank and look forward to working with you on this most important project.

Very truly yours,

/s/ Doug Bass

Doug Bass
On behalf of Stark Consulting Group, Ltd.

Accepted
By	/s/ Ken Aschom	This 30th day of January 2006.
Ken Aschom, Chief Executive Officer and Chief Credit Officer

Consent of Stark Bank Group, Ltd.

Stark Bank Group, Ltd. (“Stark”) hereby consent to the execution, delivery and performance of this agreement for all purposes under the Merger Agreement and agrees that the accrual and/or payment of fees as provided above shall be excluded from the calculation of PFI’s Final Stockholder Costs (as defined in the Merger Agreement) provided for in the Merger Agreement.

Stark Bank Group, Ltd.

By:	/s/ Doug Bass, President
print name and title: Doug Bass